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                                                                    EXHIBIT 4.03

                              AMENDMENT NO. TWO TO
                          REGISTRATION RIGHTS AGREEMENT

         This Amendment No. Two to Registration Rights Agreement (the "AMENDMENT") is entered into between Symantec Corporation ("SYMANTEC") and the investors (the "INVESTORS") who hold registration rights under that certain Registration Rights Agreement dated as of August 31, 1990, as amended as of April 2, 1993 (the "AGREEMENT") and is effective as of the effective date (the "EFFECTIVE DATE") of the merger ("MERGER") of Symantec Merger Corp., a wholly-owned subsidiary of Symantec ("SUB") with and into Contact Software International, Inc. ("CONTACT"). All capitalized terms not defined hereunder shall have the meanings ascribed to them under the Agreement.

                                    RECITALS

         A. Sub, Symantec and Contact have entered into an Agreement and Plan of Reorganization dated as of May 3, 1993 (the "PLAN") providing for the Merger, whereby Contact will become a wholly-owned subsidiary of Symantec.

         B. In connection with the Merger, Symantec will grant warrants to purchase Symantec Common Stock (the "WARRANTS") in exchange for outstanding warrants to purchase Contact stock, on the terms and conditions set forth in the Plan.

         C. Symantec has agreed under the Plan to negotiate in good faith with respect to entering into a Registration Rights Agreement granting the holders of the Warrants (the "WARRANTHOLDERS") incidental "piggyback" registration rights ("NEW PIGGYBACK RIGHTS") with respect to the Symantec Common Stock issuable upon exercise of the Warrants (the "WARRANT SHARES").

         D. The Warrantholders have demanded that the New Piggyback Rights entitle the Warrant Shares to be cut back pro rata with the shares held by the Investors in the event of an underwriter cut-back for a registration in which the Warrantholders and the Investors both participate.

         E. In order to facilitate the Merger, Symantec and the Investors desire to have the Investors consent to the granting of the New Piggyback Rights to the Warrantholders and waive their rights pursuant to the Agreement regarding priority in the event of an underwriter cut-back, vis-a-vis the Warrant Shares.

         NOW, THEREFORE, in consideration-of the above premises, the parties agree as follows:

         1. Consent to New Piggyback Rights. The Investors consent to Symantec granting to the Warrantholders the New Piggyback Rights.

         2. Underwritten Demand Registration. In the event of an underwriter cut back in a registration described under Section 3.2(b) of the Agreement, the Investors consent to the treatment of Warrant Shares requested to be included in such registration on the same priority as and equivalent to Registrable Securities.

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         3.       Underwritten Primary Registration. In the event of an
underwriter cut back in a registration described under Section 3.8(b) of the Agreement, the Investors consent to the treatment of Warrant Shares requested to be included in such registration on the same priority as and equivalent to Registrable Securities and Registrable Merger Securities requested to be included in such registration.

         4. Underwritten Secondary Registration on Behalf of Holders. In the event of an underwriter cut back in a registration described under Section 3.8(c) of the Agreement, the Investors consent to the treatment of Warrant Shares requested to be included in such registration on the same priority as and equivalent to Registrable Securities requested to be included therein by the Holders requesting such registration.

         5. Effect of Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall become effective when executed by Peter Norton and John Doerr, holders of more than two-thirds of the currently outstanding Registrable Securities and Registrable Merger Securities and shall bind all Investors under the Agreement. Except as otherwise amended herein, the terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have entered into this Amendment as of the Effective Date.

SYMANTEC CORPORATION                       INVESTORS:

By:________________________________        _____________________________________
                                           L. John Doerr

                                           _____________________________________
                                           Peter Norton

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